Exhibit 10.7

PURCHASE AND SALE AGREEMENT

between

PEDREGOSA PARTNERS, LLC

as Seller

and

RILEY EXPLORATION – PERMIAN, LLC

as Buyer

dated

May 1, 2018

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		12

5.1	Organization, Existence and Qualification	12
5.2	Authority, Approval and Enforceability	12
5.3	No Conflicts	13
5.4	Consents	13
5.5	Bankruptcy	13
5.6	Litigation	13
5.7	Financing	13
5.8	Regulatory	13
5.9	Independent Evaluation	13
5.10	Brokers’ Fees	14
5.11	Accredited Investor	14

ARTICLE 6 CERTAIN AGREEMENTS		14

6.1	Conduct of Business	14
6.2	Reserved	15
6.3	Governmental Bonds	15
6.4	Record Retention	15
6.5	Reserved	15
6.6	Amendment of Schedules	15

ARTICLE 7 BUYER’S CONDITIONS TO CLOSING		16

7.1	Representations	16
7.2	Performance	16
7.3	No Legal Proceedings	16
7.4	Title Defects, Environmental Defects and Casualty Events	16
7.5	Closing Deliverables	16
7.6	Contemporaneous Closing	16

ARTICLE 8 SELLER’S CONDITIONS TO CLOSING		17

8.1	Representations	17
8.2	Performance	17
8.3	No Legal Proceedings	17
8.4	Title Defects and Environmental Defects	17
8.5	Replacement Bonds and Guarantees	17
8.6	Closing Deliverables	17

ARTICLE 9 CLOSING		18

9.1	Date of Closing	18
9.2	Place of Closing	18
9.3	Closing Obligations	18
9.4	Records	19
9.5	Subsequent Closings	19

ARTICLE 10 ACCESS; DISCLAIMERS		20

10.1	Access	20
10.2	Confidentiality	21
10.3	Disclaimers	21

ARTICLE 11 TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		23

11.1	Seller’s Title	23
11.2	Notice of Title Defects; Defect Adjustments	24
11.3	Casualty Event	29
11.4	Consents to Assign	30
11.5	Preferential Purchase Rights	31

ARTICLE 12 ENVIRONMENTAL MATTERS		32

12.1	Notice of Environmental Defects	32
12.2	NORM, Asbestos, Wastes and Other Substances	35

ARTICLE 13 ASSUMPTION; INDEMNIFICATION; SURVIVAL		35

13.1	Assumed Obligations; Retained Obligations	35
13.2	Indemnities of Seller	36
13.3	Indemnities of Buyer	37
13.4	Limitation on Liability	37
13.5	Express Negligence	37
13.6	Exclusive Remedy	38
13.7	Indemnification Procedures	38
13.8	Survival	40
13.9	Waiver of Right to Rescission	40
13.10	Insurance	40
13.11	Non-Compensatory Damages	41
13.12	Tax Treatment of Indemnification Payments	41
13.13	Disclaimer of Application of Anti-Indemnity Statutes	41

ARTICLE 14 TERMINATION, DEFAULT AND REMEDIES		41

14.1	Right of Termination	41
14.2	Effect of Termination	42
14.3	Return of Documentation and Confidentiality	42

ARTICLE 15 MISCELLANEOUS		42

15.1	Appendices, Exhibits and Schedules	42
15.2	Expenses and Taxes	42
15.3	Assignment	44
15.4	Preparation of Agreement	44
15.5	Publicity	44

15.6	Notices	44
15.7	Further Cooperation	45
15.8	Filings, Notices and Certain Governmental Approvals	45
15.9	Entire Agreement; Conflicts	46
15.10	Parties in Interest	46
15.11	Amendment	46
15.12	Waiver; Rights Cumulative	46
15.13	Governing Law; Jurisdiction	47
15.14	Severability	47
15.15	Counterparts	48

LIST OF EXHIBITS AND SCHEDULES

Annex I	—	Defined Terms

Exhibit A	—	Leases
Exhibit B	—	Wells
Exhibit C	—	Form of Deed, Assignment and Bill of Sale

Schedule 2.2	—	Excluded Wells
Schedule 3.7	—	Allocated Values
Schedule 4.4	—	Consents
Schedule 4.6	—	Litigation
Schedule 4.7	—	Material Contracts
Schedule 4.8	—	Violation of Laws
Schedule 4.9	—	Preferential Purchase Rights
Schedule 4.11	—	Imbalances
Schedule 4.12	—	Current Commitments
Schedule 4.13	—	Tax Matters
Schedule 4.16	—	Well Exceptions
Schedule 4.17	—	Lease Status
Schedule 4.18	—	Government Authorizations
Schedule 4.19(a)	—	Environmental Claims
Schedule 4.19(b)	—	Release or Disposal of Hazardous Substances
Schedule 6.1	—	Conduct of Business

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this May 1, 2018 (the “Execution Date”), and is between Pedregosa Partners, LLC, a Texas limited liability company (“Seller”), and Riley Exploration – Permian, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are each referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I, unless the context otherwise requires.

1.2 References and Rules of Construction. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference to any agreement (including this Agreement), document or instrument shall include such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, as of the Effective Time, fifty percent (50%) of Seller’s right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(i) (such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a) the oil and gas leases of Seller in Chaves, Lea and Roosevelt Counties, New Mexico set forth on Exhibit A, subject to any reservations, limitations or depth restrictions contained in the public records, in such oil and gas leases and on Exhibit A, together with all amendments, renewals, extensions or ratifications thereof, but limited to the rights from the surface of the earth down to the Base of the San Andres Formation and as set forth on Exhibit A (collectively, the “Leases”) together with any and all other right, title and interest of Seller in and to (i) the leasehold estates created thereby, subject to the terms, conditions, covenants and obligations set forth in such leases and on Exhibit A and (ii) the lands covered by the Leases (the “Lands”);

(b) the fee minerals and concurrent surface rights of Seller in Chaves, Lea and Roosevelt Counties, New Mexico, but limited to the rights from the surface of the earth down to the Base of the San Andres Formation and as set forth on Exhibit A;

(c) the wells located on the Leases or on any other lease with which any such property or Lease has been unitized (but limited to the wells set forth on Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto;

(d) all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

(e) the Lease Purchase and Joint Exploration and Development Agreement between Rockcliff Operating New Mexico LLC and Energex, LLC dated June 1, 2016, as heretofore amended, and all rights thereunder, and to the extent that they may be assigned, all other Applicable Contracts and all rights thereunder;

(f) to the extent that they may be assigned, all permits, licenses, servitudes, easements and rights-of-way to the extent used primarily in connection with the ownership or operation of any of the Assets;

(g) all structures, pumps, pipelines, gathering systems, oil field infrastructure, salt water disposal facilities, equipment, machinery, fixtures, compressors, cogeneration facilities, steam generators, distribution lines, electrical facilities, SCADA systems, water plants, tanks, rolling stock, permits, licenses, software licenses and other personal, moveable and mixed property, operational and nonoperational, known or unknown, located on any of the Assets owned by Seller and that are primarily used in connection therewith as of the Effective Time, but limited to such Assets that service wells producing from the surface of the earth down to the Base of the San Andres Formation (collectively, the “Personal Property”);

(h) all Imbalances relating to the Assets; and

(i) all of the files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s possession (but excluding any files, records, information or data pertaining to the Excluded Assets), including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, accounting and Asset Tax records; and (v) facility and well records (collectively, “Records”).

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets. Excluded Wells are identified on Schedule 2.2.

2.3 Revenues and Expenses. Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. “Operating Expenses” means all operating expenses (including costs of insurance and all capital expenditures) incurred in the drilling, completion, ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs (including but not limited to Overhead Costs as defined in Annex I) charged or chargeable to the Assets under the relevant operating agreement or unit agreement, if any, but excluding, for the avoidance of doubt, any Income Taxes, Asset Taxes and Transfer Taxes. Also for the avoidance of doubt, Operating Expenses shall include all payroll expenses attributable to the Assets through the Effective Time, but not to exceed $65.00 per day. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets shall be $1,987,835.10 (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at the Closing by wire transfer in immediately available funds to bank accounts designated by Seller in the Preliminary Settlement Statement.

3.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to, to the extent that such amount has been received by Buyer and not remitted or paid to Seller, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks (including inventory) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time), less Burdens on such production;

(ii) an amount equal to all Operating Expenses and all other costs and expenses (excluding, for the avoidance of doubt, any Income Taxes, Asset Taxes and Transfer Taxes) paid by Seller that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the Interim Period, (B) Burdens and (C) rentals and other lease maintenance payments;

(iii) the Title Benefit Amounts of any Title Benefits for which the Title Benefit Amounts have been determined prior to Closing;

(iv) the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but that are paid or otherwise economically borne by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Seller in connection with a transaction to which Section 3.2(b)(i) applies, but only to the extent that such Asset Taxes actually reduced the proceeds “received” by Seller for purposes of applying Section 3.2(b)(i) with respect to such transaction);

(v) subject to Section 3.8, to the extent that Seller is underproduced as shown with respect to the net Well Imbalances set forth on Schedule 4.11, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of the underproduced volumes times (A) $2.60/MMBtu for gaseous Hydrocarbons or (B) $65.00/Bbl for liquid Hydrocarbons, as applicable;

(vi) to the extent not included as an Operating Expense for which an adjustment was made pursuant to Section 3.2(a)(ii), any insurance premiums paid by or on behalf of Seller with respect to the Interim Period;

(vii) the portion of the Overhead Costs attributable to the Assets from and after the Effective Time up to the Closing Date; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to, to the extent that such amount has been received by Seller and not remitted or paid to Buyer, all proceeds (net of current Burdens) actually received by Seller attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced therefrom or allocable thereto during the period following the Effective Time, net of expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.2(a), Income Taxes, Asset Taxes and Transfer Taxes), directly incurred in earning or receiving such proceeds;

(ii) if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been agreed to prior to Closing;

(iii) if Seller makes the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been agreed to prior to Closing;

(iv) the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(ii), Section 11.3(b)(i), Section 11.4(a)(i), Section 11.4(a)(ii), Section 11.5(b), or Section 12.1(b)(ii);

(v) the agreed upon reduction in the Purchase Price provided for in Section 11.3(b)(iii);

(vi) the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2 but that are paid or otherwise economically borne by Buyer;

(vii) subject to Section 3.8, to the extent that Seller is overproduced as shown with respect to the net Well Imbalances set forth on Schedule 4.11, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of the overproduced volumes times (A) $2.60/MMBtu for gaseous Hydrocarbons or (B) $65.00/Bbl for liquid Hydrocarbons, as applicable;

(viii) an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date; and

(ix) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

3.3 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.5 and Section 3.6.

3.4 Preliminary Settlement Statement. Not less than five (5) days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as required by Section 3.1 and Section 9.3(c). Within two (2) days after receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing all changes that

Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.

3.5 Final Settlement Statement. On or before 150 days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice .shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will, without limiting the application of Section 15.2(d) or Buyer’s rights to indemnity under Section 13.2(d) for Seller Taxes, be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten (10) days of final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.6 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within ten (10) days after the delivery of such Dispute Notice, (a) summarize its position with regard to such dispute in a written document of 20 pages or less and (b) submit such summaries to such Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. The Accounting Arbitrator shall not have been engaged for any material matter by either Party or its respective Affiliates for the last five (5) years. Within ten (10) days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Without limiting the application of Section 15.2(d) or Buyer’s rights to indemnity under Section 13.2(d) for Seller Taxes, any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller. Buyer and Seller shall each bear their own attorneys’ fees and other arbitration expenses, and the Accounting Arbitrator shall have no authority to award attorneys’ fees or expenses to either Party.

3.7 Allocated Values; Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Assets as set forth on Schedule 3.7 (the “Allocated Values”) prior to execution of this Agreement for purposes of Title Defects, Environmental Defects, Title Benefits, Consents, Preferential Purchase Rights and Casualty Events. Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the allocation set forth on Schedule 3.7 within thirty (30) days after the final determination of the Final Settlement Statement pursuant to Section 3.5. If the Parties reach an agreement with respect to such allocation, (i) Buyer and Seller shall use commercially reasonable efforts to update the allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the allocation, as adjusted, on all Tax Returns (including Internal Revenue Service Form 8594), and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the allocation, as adjusted, unless otherwise required by applicable Law;; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and settle any Tax audit, claim or similar proceedings in connection with such allocation.

3.8 Allocation for Imbalances at Closing. If, prior to Closing, any Party discovers an error in the Imbalances set forth on Schedule 4.11, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.2(a)(vi) or Section 3.2(b)(vii), as applicable, and Schedule 4.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules (as added, supplemented or amended pursuant to Section 6.6), Seller represents and warrants to Buyer the following as of the Execution Date and as of the Closing Date:

4.1 Organization, Existence and Qualification. Seller represents and warrants that it is a limited liability company duly formed and validly existing under the Laws of the State of Texas. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. Assuming the receipt of the Consents set forth on Schedule 4.4, the execution, delivery and performance by Seller of this Agreement, each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein do not and will not (a) conflict with or result in a breach of any provisions of the limited liability company agreement or other governing documents of Seller, (b) result in a default or the creation of any Encumbrance, except for Permitted Encumbrances, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which Seller is a party or by which Seller, any of Seller’s interests in the Assets or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except that in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

4.4 Consents. Except as set forth on Schedule 4.4, for Customary Post-Closing Consents and under Contracts that are terminable upon not greater than 60 days’ notice without payment of any fee, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”). Schedule 4.4 identifies all Consents and identifies those Consents which are Hard Consents.

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

4.6 Litigation. Except as set forth on Schedule 4.6, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings (in each case) pending or, to Seller’s Knowledge, threatened in writing (a) against, relating to or otherwise impacting (i) any of the Assets (limited to Seller’s Knowledge or for which Seller has received notice from the applicable operator of such Assets) or (ii) Seller or any of its Affiliates with respect to any of the Assets, (b) against Seller or any of its Affiliates that would materially impair Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including Seller’s retention of the Retained Obligations) or (c) which would question the validity of this Agreement or any other action taken or to be taken in connection herewith or seeking to prevent the consummation of any the transactions contemplated hereby or by any of the Transaction Documents. To Seller’s Knowledge, there exist no unsatisfied judgments of any Governmental Authority that would result in impairment or loss of Seller’s interest in all or any part of the Assets.

4.7 Material Contracts.

(a) Schedule 4.7 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $12,150 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $12,150 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, transportation, processing or similar Applicable Contract (including any such Contract that includes a minimum volume commitment or take-or-pay or other similar arrangement);

(iv) any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that will be binding on Buyer or any of the Assets from and after the Closing;

(v) any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon 60 days’ or less notice and (B) involves an annual base rental of more than $12,150;

(vi) any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Applicable Contract;

(vii) any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing;

(viii) any Applicable Contract that would obligate Buyer to drill, complete, or consent to the drilling and/or completion of, additional wells or conduct other material development operations on the Assets after the Closing; and

(ix) any Applicable Contract, surface lease, easement or other surface use agreement entered into prior to the Effective Time relating to the properties providing a Third Party with rights to a burden on the production of Hydrocarbons from or attributable to the Assets or to Seller’s knowledge, payments triggered by the use of the relevant surface property for drilling or other purposes.

(b) Seller has furnished or made available to Buyer true, complete and accurate copies of the Material Contracts as in effect on the date hereof (including all amendments, modifications and supplements thereto). Each of the Material Contracts listed on Schedule 4.7 is in full force and effect and Seller is not, and to Seller’s Knowledge, no other party is, in default thereunder. Seller has neither given to, nor received from, any Third Party any notice of any action or intent to terminate or materially amend any Material Contract listed on Schedule 4.7.

4.8 No Violation of Laws. Except as set forth on Schedule 4.8 and except where such violations would not have a Material Adverse Effect, Seller is not in violation of any applicable Laws (other than Environmental Laws) with respect to its ownership of the Assets. Except as set forth on Schedule 4.8, to Seller’s Knowledge, no Third Party operator of any of the Assets is in any material violation of any applicable Laws (other than Environmental Laws) with respect to its operation of any such Assets. For the avoidance of doubt, this Section 4.8 does not include any matters with respect to Environmental Laws, which shall be exclusively addressed in Article 12.

4.9 Preferential Purchase Rights. Except as set forth on Schedule 4.9, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.10 Royalties, Expenses; Etc.. Except for funds and other proceeds of production attributable to the Assets that are due and owing to any other Person, (a) all royalties (including lessor’s royalties and non-participating royalties), overriding royalties, excess royalties, Hydrocarbon production payments and other burdens and payments due and payable by or on behalf of Seller with respect the Assets and the Hydrocarbons produced therefrom have been paid and (b) no expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets, royalties, overriding royalties and other burdens on production and amounts payable to co-owners of the Assets) are owed and delinquent in payment by Seller or any of its Affiliates that relate to the ownership or operation of the Assets.

4.11 Imbalances. To Seller’s Knowledge, Schedule 4.11 sets forth all Imbalances associated with the Assets as of the Effective Time.

4.12 Current Commitments. Schedule 4.12 sets forth, as of the Execution Date, all authorities for expenditures (the “AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in AFEs or commitments have not been completed by the Execution Date.

4.13 Tax Matters. Except as set forth on Schedule 4.13,

(a) all Asset Taxes that have become due and payable by Seller have been duly and timely paid; all Tax Returns with respect to Asset Taxes required to be filed by Seller have been duly and timely filed; and all such Tax Returns are true, correct and complete in all material respects;

(b) no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and no such claim has been threatened in writing;

(c) there are no liens on any of the Assets attributable to Taxes (other than statutory Liens for Taxes that are not yet due and payable); and

(d) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

4.14 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.15 Reserved.

4.16 Wells. Except as set forth on Schedule 4.16, to Seller’s Knowledge, (a) all Wells drilled by Seller have been drilled and completed in accordance with and within the limits permitted by all applicable Leases, Contracts and Laws; (b) no Well drilled by Seller is subject to penalties because of any overproduction or any other violation of applicable Laws and (c) there are no Wells drilled by Seller that (i) Seller or the relevant Third Party operator thereof is obligated by any applicable Contracts or Laws to currently plug, dismantle and/or abandon, or (ii) have been plugged, dismantled or abandoned in a manner that does not comply with all applicable Laws (including Environmental Laws).

4.17 Status of the Leases. Except for scheduled expirations of Leases between the period of time from the date of this Agreement to the Effective Time as set forth on Schedule 4.17, (a) all of the Leases are in full force and effect as of the Execution Date, and (b) neither Seller nor, to Seller’s Knowledge, any Third Party operator is in default with respect to any of its material obligations under any of the Leases. Except as set forth on Schedule 4.17, none of Seller, any of its Affiliates or, to Seller’s Knowledge, any Third Party operator of any of the Assets has received, either verbally or in writing, any notice of default or breach under any of the Leases which default or breach has not been cured or remedied to the satisfaction of the applicable lessor. Except as set forth on Schedule 4.17, Seller is not, and after Closing, Buyer will not be, obligated to pay any additional monies (other than royalties and similar lease burdens), or drill, complete, or consent to the drilling and/or completion of, additional wells to earn or maintain the Lands covered by the Leases.

4.18 Governmental Authorizations. Except as set forth on Schedule 4.18, (i) Seller or, to Seller’s Knowledge, another operator of any of the Assets, has obtained and is maintaining all federal, state and local Governmental Authority licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, bonds, letters of credit, guarantees and other surety arrangements and applications therefor (the “Governmental Authorizations”) that are reasonably necessary or required for the ownership and/or operation of any of the Assets, the lack of which would reasonably be expected to impair Buyer’s (as Seller’s successor-in-interest) ownership and/or operation of the Assets from and after the Closing in a material manner and (ii) each such Governmental Authorization held by Seller and, to Seller’s Knowledge, each such Governmental Authorization held by any other operator of any of the Assets, is in full force and effect and has been duly and validly issued.

4.19 Environmental.

(a) Except as set forth on Schedule 4.19(a), there is no Environmental Claim pending or, to Seller’s Knowledge, threatened in writing against Seller or any of its Affiliates with respect to the Assets or against any Person whose Liabilities for any Environmental Claim that has been contractually retained or assumed by Seller or any of its Affiliates with respect to any of the Assets.

(b) Except as set forth on Schedule 4.19(b), as of the Execution Date, neither Seller nor any of its Affiliates has received notice in writing from any Person of any Release or disposal of any Hazardous Substance concerning any or all of the Assets that would reasonably be expected to: (i) interfere with or prevent compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) gives rise to or results in any common Law or other Liability of Seller or any of its Affiliates to any Person.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following as of the Execution Date and as of the Closing Date:

5.1 Organization, Existence and Qualification. Buyer is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.2 Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4 Consents. There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, in each case, that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

5.6 Litigation. As of the Execution Date, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceeding, in each case, pending, or to Buyer’s knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.7 Financing. At the Closing, Buyer will have sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

5.8 Regulatory. Buyer is and hereafter shall continue to be qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer has maintained, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of such leases and has filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

5.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, (b) has reviewed the lease operating statements and other financial and operational data made available by Seller, and (c) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and the financial and contractual arrangements and other matters affecting the Assets. Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

5.10 Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

5.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

ARTICLE 6

CERTAIN AGREEMENTS

6.1 Conduct of Business.

(a) Except (x) as set forth on Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 4.12, (y) for actions taken in connection with emergency situations or to maintain a Lease and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until Closing:

(i) maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(ii) not waive, compromise or settle any right, claim or proceeding attributable to any of the Assets unless such right, claim or proceeding involves monetary losses only in an aggregate amount not to exceed $50,000.00 or such other minimum amount requiring the operator of the affected Asset to provide written notice to Seller per the provisions of the applicable joint operating agreement;

(iii) except for emergency operations, not commence, propose, or agree to participate in any single operation, capital expenditure, or construction of fixed assets with respect to the Assets with an anticipated cost in excess of $75,000.00 in the aggregate or such other minimum amount requiring the operator of the affected Assets to provide written notice to Seller per the provisions of the applicable joint operating agreement;

(iv) not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.7, or materially amend or change the terms of any Material Contract;

(v) not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than the sale or disposal of Hydrocarbons in the ordinary course of business;

(vi) not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(vii) not reduce or terminate existing insurance pertaining to the Assets; and

(viii) not commit to do any of the foregoing.

6.2 Reserved.

6.3 Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of the Buyer, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (a) for Buyer’s ownership of the Assets and (b) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or their Affiliates with respect to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate the Assets.

6.4 Record Retention. Buyer shall and shall cause its successors and assigns to, for a period of seven (7) years following Closing, (a) retain the Records, (b) provide Seller, its Affiliates and their respective officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and (c) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense.

6.5 Reserved

6.6 Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the date that is five (5) days prior to the Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 7 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur and any such addition, supplement or amendment resulted in Buyer having the right to terminate this Agreement (but Buyer expressly waived such right), then all such matters so disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to this Agreement or otherwise.

ARTICLE 7

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:

7.1 Representations. The representations and warranties of Seller set forth in Article 4 shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not have a Material Adverse Effect.

7.2 Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or on the Closing Date.

7.3 No Legal Proceedings. No suit, action, litigation or other proceeding by any Third Party shall be pending, or threatened in writing, before any Governmental Authority in connection with the transactions contemplated by this Agreement (a) seeking to restrain, prohibit, enjoin or declare such transactions illegal, or (b) seeking damages in connection with the transactions contemplated by this Agreement from Buyer in excess of $50,000.

7.4 Title Defects, Environmental Defects and Casualty Events. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible (before deduction of the Allocated Value of any Asset retained by Seller pursuant to Section 11.2(d)(ii) or Section 12.1(b)(ii)), as applicable, the result of (a) the sum of all Title Defect Amounts determined under Section 11.2(g) prior to Closing, plus all Remediation Amounts for Environmental Defects determined under Article 12 prior to Closing less (b) the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (c) the Allocated Value of any Assets affected by a Casualty Event shall be less than fifteen percent (15%) of the Purchase Price.

7.5 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

7.6 Contemporaneous Closing. The transactions contemplated by that certain Purchase and Sale Agreement dated March 27, 2018, between Rockcliff Operating New Mexico LLC and Buyer shall be consummated prior to or contemporaneously with the Closing.

ARTICLE 8

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:

8.1 Representations. The representations and warranties of Buyer set forth in Article 5 shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not have a Material Adverse Effect.

8.2 Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3 No Legal Proceedings. No suit, action, litigation or other proceeding by any Third Party shall be pending, or threatened in writing, before any Governmental Authority in connection with the transactions contemplated by this Agreement (a) seeking to restrain, prohibit or declare such transactions illegal, or (b) seeking damages in connection with the transactions contemplated by this Agreement from Seller in excess of $50,000.

8.4 Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible (before deduction of the Allocated Value of any Asset retained by Seller pursuant to Section 11.2(d)(ii) or Section 12.1(b)(ii)), as applicable, the result of (a) the sum of all Title Defect Amounts determined under Section 11.2(g) prior to Closing, plus all Remediation Amounts for Environmental Defects determined under Article 12 prior to Closing less (b) the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (c) the Allocated Value of any Assets affected by a Casualty Event shall be less than fifteen percent (15%) of the Purchase Price.

8.5 Replacement Bonds and Guarantees. Buyer shall have obtained, in the name of Buyer, replacements for Seller’s and its Affiliates’ bonds, letters of credit and guarantees, to the extent required by Section 6.3.

8.6 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

ARTICLE 9

CLOSING

9.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on May 15, 2018, or such other date as Buyer and Seller may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2 Place of Closing. The Closing shall be held at the offices of Rockcliff Operating New Mexico, LLC, 1301 McKinney Street, Suite 1300, Houston, Texas 77010, or such other place as mutually agreed upon by the Parties.

9.3 Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Each of Seller and Buyer shall execute, acknowledge and deliver the Assignment and other applicable instruments of conveyance including, without limitation, forms of conveyance required for state, federal or tribal leases, in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b) Each of Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(c) Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, the Adjusted Purchase Price.

(d) Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(e) Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(f) Reserved.

(g) An authorized officer of Seller shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(h) An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(i) Buyer shall deliver any instruments and documents required by Section 6.3.

(j) Each of Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at Closing.

9.4 Records. In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than ten (10) days after the Closing Date, Seller shall deliver possession of the Records or copies of the Records to the Buyer. The cost of copying the Records will be split evenly between Buyer and Seller. Transportation of the Records or copies thereof to Buyer will be at Buyer’s sole expense.

9.5 Subsequent Closings.

If:

(a) pursuant to Section 11.2(c) or Section 12.1(f), (i) Seller withholds an Asset from Closing due to an uncured Title Defect or Environmental Defect, and (ii) within the Cure Period either Buyer waives or Seller cures the Title Defect or Environmental Defect affecting such Asset; or

(b) pursuant to Section 11.4(a), Seller withholds an Asset from Closing due to failure to obtain a Hard Consent, and such Hard Consent expires or is obtained prior to the expiration of the Cure Period;

(c) pursuant to Section 11.3(b)(i), a Seller withholds an Asset from Closing due to a Casualty Event, and such Asset is repaired to Buyer’s reasonable satisfaction prior to the expiration of the Cure Period; or

(d) pursuant to Section 11.5(c), Seller withholds an Asset from Closing due to a Preferential Purchase Right, and such Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires, in either case prior to the expiration of the Cure Period;

then on or before the date for delivery of the Final Settlement Statement, (x) Seller shall convey to Buyer all such affected Assets at a mutually agreed upon time and location (a “Subsequent Closing”) in a manner consistent with Section 9.3, and (y) the funds held in the Escrow Account pertaining to such Assets shall be disbursed in accordance with Sections 11.2(c) and Section 12.1(f).

ARTICLE 10

ACCESS; DISCLAIMERS

10.1 Access.

(a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets, Seller shall afford to Buyer and its officers, employees, agents, accountants, consultants, attorneys and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Seller’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller, such approval not to be unreasonably withheld or delayed; provided further that any sampling or invasive activity by Buyer or Buyer’s Representatives shall require the prior written consent of Seller, which consent shall be in Seller’s sole discretion, and Seller shall have the right to be present during any stage of the assessment. Buyer will give reasonable advance notice to Seller of entry onto any of the Assets. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessment) with respect to, any Assets with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall use commercially reasonable efforts to obtain permission from the applicable Third Parties for Buyer and Buyer’s Representatives to have access to such Assets.

(c) Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by Seller or any Third Party operator, execute and deliver any required indemnity and release agreement of Seller or any such Third Party operator. BUYER HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS AND THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT, ENVIRONMENTAL PROPERTY ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY BUYER’S REPRESENTATIVE WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

(d) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller or Seller’s Affiliates and Buyer shall ensure that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets). Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur then Buyer shall continue to maintain as confidential and shall not disclose to any third party the results of any Phase I or any other environmental assessment performed on the Assets under Section 10.1 hereof.

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, SECTION 11.1(b) OF THIS AGREEMENT, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT, OR THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(g), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, SECTION 11.1(b) OF THIS AGREEMENT, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT, OR THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(g), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT,

OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, SECTION 11.1(b) OF THIS AGREEMENT, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT, OR THE CERTIFICATE DELIVERED AT THE CLOSING, BY SELLER PURSUANT TO SECTION 9.3(g), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 AND THE CORRESPONDING REPRESENTATION CONTAINED IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(g), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR A BREACH OF

SELLER’S REPRESENTATIONS SET FORTH IN ARTICLE 4 OR THE CORRESPONDING REPRESENTATION CONTAINED IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(g), BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE 11

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1 Seller’s Title.

(a) General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in Section 11.1(b) and in the Assignment, and without limiting Buyer’s remedies for Title Defects set forth in this Article 11, Seller makes no warranty or representation, express, implied, statutory or otherwise, even for return of the Purchase Price, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2(d) or if applicable, Section 14.1(c) and (ii) after Closing, shall be pursuant to the special warranty of title set forth in Section 11.1(b) and in the Assignment. Buyer is not entitled to protection under Seller’s special warranty of title in this Agreement or the Assignment against any Title Defect reported by Buyer under Section 11.2(a) or any Title Defect known by Buyer or any of its Affiliates prior to the Title Claim Date.

(b) Special Warranty of Title. If Closing occurs, then effective as of the Closing Date, Seller warrants Defensible Title to the Leases and Wells (subject to any reservations, limitations or depth restrictions contained in the public records, including those described on Exhibit A or Exhibit B and, for a Well, limited to any currently producing formations) unto Buyer against every Person whomsoever lawfully claims the same or any part thereof by, through or under Seller, but not otherwise, even for return of the Purchase Price, subject, however, to the Permitted Encumbrances and to any matters of public record prior to the Effective Time (the “Special Warranty”).

(c) Limitations on Special Warranty. For purposes of the Special Warranty, the value of the Leases and Wells set forth on Schedule 3.7, as appropriate (subject to reservations, limitations or depth restrictions contained in the public records, including those described on Exhibit A or Exhibit B, and, for a Well, limited to any currently producing formations), shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the Special Warranty shall be limited to an amount (without any interest accruing thereon) not to exceed the Allocated Value of the affected Asset. Seller shall be entitled to offset any amount owed by Seller for breach of the Special Warranty with respect to any Asset by the amount of any Title Benefits with respect to such Asset as to which Seller gives Buyer notice after the Title Claim Date.

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Mountain Time) on the fifth day prior to the Closing Date (the “Title Claim Date”) claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Claim Date; provided, however, that, for purposes of the Special Warranty, such waiver shall not apply to any matter that prior to the Title Claim Date is neither reflected of public record nor discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Asset (including the legal description of such Asset and the Leases applicable to such Asset), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Title Defect, (iv) Buyer’s preferred manner of curing each Title Defect and Buyer’s proposed documentation for such cure and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in Section 11.1) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. A failure by Buyer to provide any such weekly notice shall not limit Buyer’s right to assert any Title Defects on or before the Title Claim Date. Buyer shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Title Claim Date.

(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Seller reasonably believe the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Except as set forth in Section 11.1(c) and Section 11.2(a), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to 120 days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access to all Records in Buyer’s possession or control and by giving Seller reasonable access to the Assets, to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Title Defects. With respect to each alleged Title Defect that is not reasonably cured on or before the Closing Date and which Seller elects to attempt to cure during the Cure Period, (i) the associated Title Defect Property shall not be conveyed to Buyer at Closing, (ii) subject to Section 11.2(i), the Purchase Price shall be reduced by the Allocated Value for the Title Defect Property, and (iii) at Closing Buyer shall pay an amount equal to the Allocated Value for the Title Defect Property (the “Escrowed Title Defect Amount”) into an escrow account established with a mutually agreeable depository institution (the “Escrow Account”). If within the Cure Period either Buyer waives or Seller cures the Title Defect to Buyer’s reasonable satisfaction, then on or before the date for delivery of the Final Settlement Statement, Buyer and Seller shall distribute to Seller, from the Escrow Account, the Escrowed Title Defect Amount therefor, together with any earnings on such amount, and Seller shall deliver to Buyer an Assignment of the Title Defect Property in accordance with Section 9.3 and Section 9.5. If within the Cure Period either Buyer does not waive or Seller do not cure the Title Defect to Buyer’s reasonable satisfaction then on or before the date for delivery of the Final Settlement Statement, Buyer and Seller shall distribute to Buyer, from the Escrow Account, the Escrowed Title Defect Amount therefor, together with any earnings on such amount, and Seller shall retain the Title Defect Property. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely and effectively asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, elect to:

(i) subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price or Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);

(ii) if the Title Defect Amount is greater than fifty percent (50%) of the Allocated Value of the Title Defect Property, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price or Final Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e) Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 11.2(b), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 11.2(h) or Section 11.2(j) shall be used to reduce the amount, if any, of adjustment to the Purchase Price for Title Defects and Environmental Defects, as determined pursuant to Section 11.2(i), Section 11.2(j), Section 12.1(d), or Section 12.1(e), as applicable.

(f) Exclusive Remedy. Except for Buyer’s rights under the Special Warranty, the special warranties of Defensible Title contained in the Assignment and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(g) Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit A or Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit A or Exhibit B;

(iv) if the Title Defect represents a discrepancy between (A) Seller’s Net Acres for any Title Defect Property and (B) the Net Acres set forth for such Title Defect Property on Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Acres decrease and the denominator of which is the Net Acres set forth for such Title Defect Property on Exhibit A;

(v) if the Title Defect represents a discrepancy between (A) Seller’s Working Interest for any Title Defect Property and (B) the Working Interest set forth for such Title Defect Property on Exhibit A or Exhibit B, and the Net Revenue Interest applicable to such Title Defect Property is not increased in the same or greater proportion than the increase in such Working Interest, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Working Interest set forth for such Title Defect Property on Exhibit A or Exhibit B;

(vi) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(vii) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(viii) notwithstanding anything to the contrary in this Article 11, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the lesser of (A) the Allocated Value of such Title Defect Property and (B) the reasonable cost to cure such Title Defects. In addition, the sum of all Title Defects and Environmental Conditions asserted with respect to an Asset may not exceed the Allocated Value of such Asset.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A or Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A or Exhibit B; and

(iii) if the Title Benefit represents a discrepancy between (A) Seller’s Working Interest for any Title Benefit Property and (B) the Working Interest set forth for such Title Benefit Property on Exhibit A or Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Working Interest decrease and the denominator of which is the Working Interest set forth for such Title Benefit Property on Exhibit A or Exhibit B;

(iv) if the Title Benefit represents a discrepancy between (A) Seller’s Net Acres for any Title Benefit Property and (B) the Net Acres set forth for such Title Benefit Property on Exhibit A, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Acres increase and the denominator of which is the Net Acres set forth for such Title Benefit Property on Exhibit A; and

(v) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Title Defect Threshold and Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $3,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller retains any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not be counted towards the Aggregate Deductible.

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing. If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least ten years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”). The Title Arbitrator shall not have been engaged on any material matter by either Party or any of their respective Affiliates within the last five (5) years. Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter within sixty (60) days after the selection of the Title Arbitrator. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within ten days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount and, subject to Section 11.2(i), (i) Buyer shall pay to Seller (and/or, to the extent applicable, the Parties will release to Seller from the Escrow Account) the amount, if any, so awarded by the Title Arbitrator to Seller, and (ii) Seller shall pay to Buyer (and/or, to the extent applicable, the Parties will release to Buyer from the Escrow Account) the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.5 or this Section 11.2.

11.3 Casualty Event.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets and such depletion or depreciation shall not constitute a Casualty Event hereunder.

(b) If, after the Execution Date but prior to the Closing Date, all or a portion of the Assets are destroyed by fire or other casualty (except to the extent Buyer has an indemnification obligation to Seller for such damage, destruction or casualty under Section 10.1(c)) (excluding normal wear and tear, and changes in production characteristics), or if all or a portion of the properties is taken or threatened to be taken in condemnation or under the right of eminent domain (each, a “Casualty Event”), Seller shall promptly deliver to Buyer written notice of such Casualty Event with reasonable detail of the nature of such Casualty Event, and Seller shall, with the consent of Buyer, such consent not to be unreasonably withheld, delayed or conditioned, elect to:

(i) exclude the affected Asset from the transaction;

(ii) repair the affected Asset to Buyer’s reasonable satisfaction; if such repairs are not completed prior to the Closing Date, then at Closing Buyer shall pay an amount equal to the Allocated Value for the affected Asset into the Escrow Account, and if the affected Asset is repaired to Buyer’s reasonable satisfaction prior to expiration of the Cure Period, then the affected Asset will be conveyed to Buyer at a Subsequent Closing, at which time the amount paid into the Escrow Account therefor, together with any interest thereon, shall be distributed to Seller;

(iii) include the affected Asset in the transaction and reduce the Purchase Price at Closing to account for the loss in value to the affected Asset; or

(iv) receive payment of all sums from any Third Parties with respect to such Casualty Event, which sums shall be assigned, transferred and set over to Buyer, or subrogate Buyer to all of Seller’s right, title and interest (if any) in and to any insurance claims, unpaid awards and other rights against any Person arising out of or in connection with such Casualty Event provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Event or pursuing or asserting any such insurance claims or other rights against Third Parties. Seller shall not compromise, settle or adjust any amounts payable by reason of any Casualty Event without the prior written consent of Buyer, such consent not to be unreasonably withheld, delayed or conditioned.

11.4 Consents to Assign. With respect to each Consent set forth on Schedule 4.4, Seller, prior to Closing, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(a) If Seller fails to obtain a Consent set forth on Schedule 4.4 prior to Closing and the failure to obtain such Consent would cause (1) the assignment to Buyer of the Assets (or portion thereof affected thereby) to be void or (2) the termination of a Lease or Contract under the express terms thereof (a consent satisfying (1) or (2) a “Hard Consent”), then:

(i) If an express denial of the requested Hard Consent has been received, the affected Asset shall not be conveyed at Closing and the Purchase Price shall be reduced by the Allocated Value of the excluded Asset; and

(ii) If no response has been received regarding the requested Hard Consent, then the Asset (or portion thereof) affected by such un-obtained Hard Consent shall be excluded from the Assets to be assigned to Buyer at Closing, the Allocated Value of such Asset (or portion thereof affected thereby) shall be paid by Buyer into the Escrow Account, and the Purchase Price shall be reduced by the amount paid into the Escrow Account with respect to such Asset.

(iii) In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 11.4(a)) that was not obtained prior to Closing (A) expires or is obtained within the Cure Period, then the affected Asset will be conveyed to Buyer at a Subsequent Closing in accordance with Section 9.5 and the Allocated Value for the portion thereof paid into the Escrow Account will be released to the Seller from the Escrow Account, and (B) does not expire and is not obtained within the Cure Period, then the affected Asset will not be conveyed to Buyer and the Allocated Value (or portion thereof) paid into the Escrow Account will be released to Buyer from the Escrow Account.

(b) If (i) Seller fails to obtain a Consent set forth on Schedule 4.4 prior to Closing and the failure to obtain such Consent would not cause (A) the assignment of the Assets (or portion thereof) affected thereby to Buyer to be void or (B) the termination of a Lease or Contract, in each case, under the express terms thereof and (ii) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(c) Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that no Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

11.5 Preferential Purchase Rights.

(a) Obtaining Waivers of Preferential Purchase Rights. Within five (5) days after the Execution Date, Seller shall, subject to Buyer’s prior review of Seller’s form of Preferential Purchase Rights waiver request letter, initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preferential Purchase Rights. Seller shall use its reasonable efforts to obtain waivers of applicable Preferential Purchase Rights.

(b) Exercise of Preferential Purchase Rights. In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset) shall be excluded and deleted from this Agreement, the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets and, subject to Article 9, the Closing shall occur as to the remainder of the Assets (or interests therein), if any.

(c) Failure to Exercise Preferential Purchase Rights Prior to Closing. In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset) shall be retained by Seller, the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such Assets, an amount equal to the Allocated Values of such Assets shall be paid into the Escrow Account, and, subject to Article 9, the Closing shall occur as to the remainder of the Assets (or interests therein), if any.

(d) Subsequent Exercise or Waiver. If, subsequent to the Closing, any Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires, in either case prior to the expiration of the Cure Period, then Seller and Buyer shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Assets (or interests therein) subject to such Preferential Purchase Right and any related Assets which were excluded from the Closing as provided in this Section 11.5, and Buyer shall pay or provide to Seller an amount equal to the aggregate Allocated Values of such Assets (or, if an amount was paid into the Escrow Account therefor, then such amount shall be released from the Escrow Account to Seller), subject to any other adjustments pursuant to the terms of this Agreement.

ARTICLE 12

ENVIRONMENTAL MATTERS

12.1 Notice of Environmental Defects.

(a) Environmental Defects Notice. Buyer must deliver no later than 5:00 p.m. (Mountain Time) on the fifth day prior to the Closing Date (the “Environmental Claim Date”) claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Cure Period. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date. A failure by Buyer to provide any such weekly notice shall not limit Buyer’s right to assert any Environmental Defect on or before the Environmental Claim Date.

(b) Remedies for Environmental Defects. Subject to Seller’s continuing right to cure an Environmental Defect in accordance with Section 12.1(f) or dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, elect to:

(i) subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;

(ii) retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and all of the Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(c) Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement pursuant to Section 14.1(b) or Section 14.1(c), the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.

(d) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $9,100 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller retains any Assets pursuant to Section 12.1(b)(ii), the Remediation Amounts relating to such retained Assets will not be counted towards the Aggregate Deductible. Notwithstanding anything to the contrary in this Article 12, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any single Asset shall not exceed the Allocated Value of such Asset.

(e) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then, within ten days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and subject to Section 12.1(d), (i) Buyer shall pay to Seller (and/or, to the extent applicable, the Parties will release to Seller from the Escrow Account) the amount, if any, so awarded by the Environmental Arbitrator to Seller, and (ii) Seller shall pay to Buyer (and/or, to the extent applicable, the Parties will release to Buyer from the Escrow Account) the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(e), and to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.5 or this Section 12.1(e).

(f) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time during the Cure Period, any Environmental Defects of which it has been advised by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access to all Records in Buyers’ possession or control and by giving Seller reasonable access to the Assets, to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Environmental Defects. With respect to each alleged Environmental Defect that is not reasonably cured on or before the Closing Date and which Seller elects to attempt to cure during the Cure Period, (i) the associated Environmental Defect Property shall not be conveyed to

Buyer at Closing, (ii) subject to Section 12.1(d), the Purchase Price shall be reduced by the Allocated Value for the Environmental Defect Property, and (iii) at Closing Buyer shall pay an amount equal to the Allocated Value for the Environmental Defect Property into the Escrow Account (the “Escrowed Environmental Defect Amount”). If within the Cure Period either Buyer waives or Seller cures the Environmental Defect to Buyer’s reasonable satisfaction, then on or before the date for delivery of the Final Settlement Statement, Buyer and Seller shall distribute to Seller, from the Escrow Account, the Escrowed Environmental Defect Amount therefor, together with any earnings on such amount, and Seller shall deliver to Buyer an Assignment of the Environmental Defect Property in accordance with Section 9.3 and Section 9.5. If within the Cure Period either Buyer does not waive or Seller does not cure the Environmental Defect to Buyer’s reasonable satisfaction then on or before the date for delivery of the Final Settlement Statement, Buyer and Seller shall distribute to Buyer, from the Escrow Account, the Escrowed Environmental Defect Amount therefor, together with any earnings on such amount, and Seller shall retain the Environmental Defect Property. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.1(e) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

12.2 NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. The presence of NORM, asbestos-containing materials that are non-friable, Hydrocarbons or Hazardous Substances cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE 13

ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1 Assumed Obligations; Retained Obligations.

(a) Without limiting Buyer’s rights to indemnity under this Article 13, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including, without limitation, obligations to (a) furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, (c) Decommission the Assets, (d) clean up and remediate the Assets in accordance with applicable Contracts and Laws, (e) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, and (f) all litigation relating to the Assets arising after the Closing Date (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided that Buyer does not assume any Liabilities of Seller to the extent that they are Retained Obligations or are attributable to or arise out of the ownership, use or operation of the Excluded Assets.

(b) Notwithstanding anything to the contrary set forth in Section 13.1(a), Seller agrees to pay, perform and discharge all of the following Liabilities related to the Assets that are attributable to Seller’s ownership or operation of the Assets: (i) except as set forth in Section 10.1, personal injury or wrongful death relating to events occurring prior to the Closing Date; and (ii) mispayment or nonpayment of royalties and other Burdens and revenues attributable to periods prior to the Effective Time; (iii) Liabilities associated with the disposal or transportation of any Hazardous Substances from the property associated with the Assets to any location not on such property and attributable to the period of Seller’s ownership prior to the Closing Date; (iv) fines or penalties of any kind levied by a Governmental Authority and attributable to the ownership or operation of the Assets prior to the Closing; (v) Seller’s or any of its Affiliate’s fraud, gross negligence or willful misconduct; or (vi) any claim, proceeding, action, suit, investigation or inquiry other than an Environmental Claim by any Person or Governmental Authority with respect to the Assets or Seller’s ownership or operation thereof prior to Closing that is initiated not later than nine (9) months following the Closing (all of said Liabilities herein being referred to as the “Retained Obligations”).

13.2 Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Seller of any of its representations or warranties contained in Article 4;

(b) any breach by Seller of any of its covenants or agreements under this Agreement;

(c) the Retained Obligations;

(d) any Seller Taxes; and

(e) the Excluded Assets.

13.3 Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of its respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article 5;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c) the Assumed Obligations.

13.4 Limitation on Liability.

(a) Seller shall not have any liability for any indemnification under Section 13.2(a) (other than claims of a Buyer Indemnified Party under Section 13.2(a) for breaches of the representations and warranties set forth in Section 4.13) (i) for any individual Liability unless the amount with respect to such Liability exceeds $6,100, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that the limitations on Seller’s liability in this Section 13.4(a) shall not apply to (1) Seller’s indemnification obligations under Section 13.2(d)or Section 13.2(e), (2) Seller’s indemnification obligation for any breach or failure of any of the Specified Representations, and (3) the adjustments to the Purchase Price under Section 3.2, Section 3.4, Section 3.5 or Section 3.6 and any payments in respect thereof.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer Indemnified Parties (other than any obligation to indemnify the Buyer Indemnified Parties under Section 13.2(d) or Section 13.2(e) or for any breach or failure of any of the Specified Representations) for aggregate Liabilities in excess of 20% of the Purchase Price; provided that the adjustments to the Purchase Price under Section 3.2, Section 3.4, Section 3.5 and Section 3.6 and any payments in respect thereof shall not be limited by this Section 13.4(b).

13.5 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(c), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 10.1(c), Section 11.1(b), Section 13.2 and Section 13.3, and the special warranties under the Assignment, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 11.1(b), Section 13.2, and the special warranties under the Assignment, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, Liabilities or interest whatsoever, in Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 11.3(b)).

13.7 Indemnification Procedures. All claims for indemnification under Section 10.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a) For purposes of Section 10.1(c) and this Article 13, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 10.1(c) or this Article 13, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 10.1(c) or this Article 13.

(b) To make claim for indemnification under Section 10.1(c), Section 13.2 and Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 10.1(c), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the

Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i) above.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8 Survival.

(a) Except for the Specified Representations and the representations and warranties set forth in Section 4.13 and Section 4.19, the representations and warranties of the Parties in Article 4 and Article 5 and the covenants and agreements of the Parties in Sections 6.1 and 9.4 shall survive Closing for a period of twelve (12) months. The Specified Representations and the representation and warranty of Seller in Section 11.1(b) shall survive Closing without time limit. The representations and warranties set forth in Section 4.13 shall survive the Closing until the expiration of the applicable statute of limitations. The representations and warranties set forth in Section 4.19 shall terminate at Closing. Subject to the foregoing and Section 13.8(b), and except as otherwise expressly stated in this Agreement, the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Seller’s indemnity in Section 13.2(c) shall survive Closing for a period of twelve (12) months. Seller’s indemnities in Section 13.2(e) shall survive Closing without time limit. Seller’s indemnities in Section 13.2(d) shall survive the Closing until the expiration of the applicable statute of limitations. Buyer’s indemnities in Section 10.1(c) and Section 13.3(c) shall survive Closing without time limit and shall be deemed covenants running with the Assets (provided that Buyer and its successors and assigns shall not be released from any of, and shall remain jointly and severally liable to the Seller Indemnified Parties for, the obligations and Liabilities of Buyer under such Sections of this Agreement upon any transfer or assignment of any Asset).

13.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10 Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by a Party realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

13.11 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, as applicable, or its Affiliates, any loss of profits, special, indirect, consequential, punitive, exemplary, remote or speculative damages arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, each waive any right to recover any loss of profits, special, indirect, consequential, punitive, exemplary, remote or speculative damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.12 Tax Treatment of Indemnification Payments. The Parties shall treat, for U.S. federal and applicable state income Tax purposes, any amounts paid or received under this Article 13 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

13.13 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the transactions contemplated hereby.

ARTICLE 14

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a) by Seller, at Seller’s option, if any of the conditions set forth in Article 8 have not been satisfied on or before the Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) days after Buyer’s receipt of written notice thereof from Seller;

(b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article 7 have not been satisfied on or before the Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) days after Seller’s receipt of written notice thereof from Buyer;

(c) by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Closing Date; or

(d) by Seller or Buyer if Closing shall not have occurred on or before May 31, 2018;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

14.2 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1, then except for the provisions of Section 10.1(c) and Section 10.1(d), Section 10.2, Section 10.3, Section 13.11, this Section 14.2, Section 14.3, Article 1 and Article 15 (other than Section 15.2(b), Section 15.7 and Section 15.8) and such of the defined terms set forth in Annex I to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder, in which case the other Party shall have the right to seek specific performance.

14.3 Return of Documentation and Confidentiality. Upon a termination of this Agreement, (a) Buyer shall either, at Buyer’s sole option, (i) destroy or (ii) return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and (b) an officer of Buyer shall confirm same to Seller in writing.

ARTICLE 15

MISCELLANEOUS

15.1 Appendices, Exhibits and Schedules. All of the Annexes, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.

(b) Seller shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the date on which the Effective Time occurs. Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period or portion thereof beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning on the date on which the Effective Time occurs.

(c) For purposes of determining the allocations described in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Assets Taxes described in clause (iii)) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or clause (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(d) To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2, Section 3.4, or Section 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.5, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.

(e) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transfer of the Assets pursuant to this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer, provided that, upon receipt of funds from Buyer, Seller shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by Law to collect and remit. Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes. To the extent the sale of the Assets relates to the sale of tangible personal property in New Mexico, Seller and Buyer shall report the sale consistent with an exemption from New Mexico gross receipts tax pursuant to N.M.S.A. §7-9-28 regarding the exemption for isolated or occasional sales, and otherwise shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. If Seller (not Buyer) is required by applicable Law to appeal or protest the assessment of Transfer Taxes, the appeal or protest of such proposed assessment shall be treated as an item for which Seller is entitled to indemnification and if Buyer provides a written request and instructs Seller to do so, Seller shall prosecute the protest or appeal; in such event Buyer shall pay all reasonable out-of-pocket expenses of Seller (including attorneys’ fees) incurred by Seller in connection with such appeal or protest. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(f) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(g) Seller shall (i) cause each tax partnership that is set forth on Schedule 4.13 to either (x) have in effect a valid election under Section 754 of the Code for any taxable year that includes the Closing Date or (y) obtain all necessary consents therefor; and (ii) provide evidence satisfactory to Buyer that the covenant set forth in subpart (i) has been satisfied.

15.3 Assignment. This Agreement may not be assigned by Buyer without prior written consent of Seller. In the event Seller consent to any such assignment, such assignment shall not relieve Buyer of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4 Preparation of Agreement. Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by Laws or the applicable rules and regulations of any stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

15.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by United States Mail with all postage fully prepaid, or sent by facsimile or electronic mail (“email”) transmission (provided that a receipt of such email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Pedregosa Partners, LLC

5949 Sherry Lane, Suite 835

Dallas, Texas 75225

Attention: David L. Cherry, Jr.

Email: dj@petroveninc.com

If to Buyer:

Riley Exploration – Permian, LLC

29 East Reno, Suite 500

Oklahoma City, Oklahoma 73104

Attention: Kevin Riley

Email: kevin@rileypermian.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6.

15.7 Further Cooperation. After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

15.8 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9 Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.

15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective officers, employees, agents or representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Governing Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Party hereto or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d) THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

Signature Pages Follow

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

PEDREGOSA PARTNERS, LLC

By:
David L. Cherry, Jr.
Manager

BUYER:

RILEY EXPLORATION – PERMIAN, LLC

By:
Name:
Title:

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

S-1

ANNEX I

DEFINED TERMS

Capitalized terms used herein shall have the meanings set forth in this Annex I unless the context requires otherwise.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.2.

“AFEs” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Deductible” shall mean 3% of the Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.7.

“Applicable Contracts” shall mean all Contracts to which Seller is a party or is bound relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use and similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Deed, Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit C.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

Annex I – Page 1

“Base of the San Andres Formation” shall mean 5180’ subsurface on the Rockcliff Operating New Mexico LLC Kizer SWD #1 well identified on the Schlumberger Platform Express High Resolution Laterolog Array log (API # 30-041-20968) in Section 17, Township 8S, Range 34E, Roosevelt County, New Mexico.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Casualty Event” shall have the meaning set forth in Section 11.3.

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Buyer and Rockcliff Operating New Mexico LC dated as of October 20, 2017.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure Period” shall have the meaning set forth in Section 11.2(c).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

Annex I – Page 2

“Defensible Title” shall mean such title of Seller with respect to the Leases and Wells that, as of the date hereof and subject to Permitted Encumbrances, but limited to the rights from the surface of the earth down to the Base of the San Andres Formation:

(a) with respect to each Lease or Well (subject to any reservations, limitations or depth restrictions contained in the public records, including those described on Exhibit A or Exhibit B, and, for a Well, limited to any currently producing formations), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Lease or Well, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries and (iv) as otherwise set forth on Exhibit A or Exhibit B;

(b) with respect to each Lease or Well (subject to any reservations, limitations or depth restrictions contained in the public records, including those described on Exhibit A or Exhibit B, and, for a Well, limited to any currently producing formations), obligates Seller to bear not more than the Working Interest set forth on Exhibit A or Exhibit B for such Lease or Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest and (iii) as otherwise set forth on Exhibit A or Exhibit B;

(c) with respect to each Lease, entitles Seller to the Net Acres set forth on Exhibit A with respect to such Lease; and

(d) is free and clear of all Encumbrances.

“Devonian” shall mean the formation with a top being 11,262’ measured depth with a KB=4,309’ as seen in Seller’s Kizer SWD 1 well (API Serial Number 30-041-20968), located in Section 17, Township 8S, Range 34E (270’ FSL & 235’ FEL), Roosevelt County, New Mexico.

“Dispute Notice” shall have the meaning set forth in Section 3.5.

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“Effective Time” shall mean 7:00 a.m. (Mountain Time) on April 1, 2018.

“email” shall have the meaning set forth in Section 15.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).

Annex I – Page 3

“Environmental Claim” shall mean any written claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries , attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by Seller or any Affiliate thereof, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean (a) a condition existing as of the Effective Time with respect to the air, soil, subsurface, surface waters, ground waters and sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the Effective Time with respect to the Assets or their operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all Laws in effect as of the Execution Date, including common law, relating to the protection of the public health, welfare and the environment, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority or (b) the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.

“Escrow Account” shall have the meaning set forth in Section 11.2(c).

“Escrowed Environmental Defect Amount” shall have the meaning set forth in Section 12.1(f).

“Escrowed Title Defect Amount” shall have the meaning set forth in Section 11.2(c).

“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all

Annex I – Page 4

claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) all geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments, or incurring any liabilities or obligations; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any trucks, cars and other vehicles; (o) any Hedge Contracts; (p) any debt instruments; (q) any assets described in Section 2.1(d) or Section 2.1(e) that are not assignable; (r) Seller’s assets located in depths lying below the Base of the San Andres Formation; (s) the Excluded Wells; and (t) all overriding royalty interests and fee mineral interests.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Excluded Wells” shall mean those wells identified on Schedule 2.2.

“Final Price” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof.

Annex I – Page 5

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hard Consent” shall have the meaning set forth in Section 11.4(a).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Hedge Contract” shall mean any Contract to which Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean any income, capital gains, franchise and similar Taxes.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean 3% of the Purchase Price.

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(d).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Mountain Time) on the Closing Date.

“Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the following

Persons:                     .

“Lands” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

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“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the Execution Date; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; and (l) natural declines in well performance.

“Material Contracts” shall have the meaning set forth in Section 4.7(a).

”Net Acres” shall mean, as computed separately, with respect to each Lease, (a) the number of gross acres in the Lands covered by such Lease, multiplied by (b) the lessor’s fee interest in Hydrocarbons covered by such Lease, multiplied by (c) Seller’s undivided interest in and to such Lease, provided that if items (b) and/or (c) vary as to different areas of such Lands covered by such Lease, a separate calculation shall be done for each such area, but in each case limited to the acres from the surface of the earth down to the Base of the San Andres Formation.

“Net Revenue Interest” shall mean, with respect to any Lease or Well (subject to the depth restrictions set forth on Exhibit A or Exhibit B, and, for a Well, limited to any currently producing formations), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well (subject to the depth restrictions set forth on Exhibit A or Exhibit B, and, for a Well, limited to any currently producing formations), after giving effect to all Burdens.

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall have the meaning set forth in Section 2.3.

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“Overhead Costs” shall mean with respect to those Assets that are operated by Seller or a Third Party and (a) are burdened by an existing joint operating agreement covering such Assets, the amount representing the overhead or general and administrative fee that is charged to other working interest owners with interests in the related Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to the Assets during the Interim Period, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement, an amount equal to $8,000 per Well per month undergoing drilling or completion operations and $850 per producing Well per month attributable to the Assets during the Interim Period.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Lease or Well, and does not obligate Seller to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth on Exhibit A or Exhibit B for such Lease or Well (unless the Net Revenue Interest for such Lease or Well greater than the Net Revenue Interest set forth on Exhibit A or Exhibit B in the same or greater proportion as any increase in such Working Interest);

(b) Preferential Purchase Rights and required Consents to assignment and similar agreements;

(c) liens for Taxes that are not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate actions and set forth on Schedule 4.13;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment;

(f) such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;

(g) all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(h) rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

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(i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(j) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k) liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(l) with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of an Asset;

(m) any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(n) any matters referenced and set forth on Exhibit A or Exhibit B and all litigation set forth on Schedule 4.6;

(o) mortgage liens burdening a lessor’s interest in the Assets, unless the lienholder has (i) sent written notice to Seller of a pending exercise of remedies by such lienholder or (ii) commenced foreclosure proceedings; and

(p) the Leases and all other Encumbrances, Contracts (including the Applicable Contracts), instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate are not such as to materially interfere with the operation or use of any of the Assets (as currently operated and used), do not reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Lease or Well, and do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth on Exhibit A or Exhibit B for such Lease or Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth on Exhibit A or Exhibit B in the same or greater proportion as any increase in such Working Interest).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(g).

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“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage or processing facility.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.9.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(i).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition. For the avoidance of doubt, the term “Remediation Amount” shall not include amounts for any Remediation activities conducted by Seller.

“Retained Obligations” shall have the meaning set forth Section 13.1(b).

“Rockcliff PSA” shall mean that certain Purchase and Sale Agreement by and between Buyer and Rockcliff Operating New Mexico, LLC dated March 27, 2018.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Taxes” means (a) Income Taxes imposed by any applicable Laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 15.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively

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borne by Seller as a result of Purchase Price adjustments made pursuant to Section 3.2, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(c)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time.

“Special Warranty” shall have the meaning set forth in Section 11.1(b).

“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.3, 4.14, 5.1, 5.2, 5.3, 5.10 and 5.11.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Tax Return” means any Tax return, declaration, report, claim for refund, or information return, including any schedule thereto and any amendment thereof.

“Taxes” shall mean (a) any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, with respect to each Lease and Well shown on Exhibit A or Exhibit B, any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of Seller above that shown for such Lease or Well on Exhibit A or Exhibit B to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest

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therein above that shown on Exhibit A or Exhibit B, or (b) to decrease the Working Interest of Seller in any Lease or Well below that shown for such Lease or Well on Exhibit A or Exhibit B to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit A or Exhibit B.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Leases or Wells as of the Effective Time, without duplication; provided that the following shall not be considered Title Defects:

(a) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(b) defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(c) defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable county records;

(d) defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;

(e) any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(f) defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents;

(g) defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;

(h) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);

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(i) defects based solely on: (i) lack of information in Seller’s files; or (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files;

(j) the expiration of a Lease by its terms after the Effective Time;

(k) defects arising out of lack of survey, unless a survey is expressly required by Laws;

(l) Permitted Encumbrances;

(m) defects arising out of lack of corporate or other entity authorization and does not result in another Person’s actual and superior claim of title to the relevant Asset;

(n) defects and irregularities that are cured or for which there is a rebuttable presumption that such defects or irregularities have been cured, in each case, pursuant to applicable title examination standards or applicable law, unless Buyer provides affirmative evidence of a superior claim of title by another Person as a result of such defect or irregularity;

(o) defects that have been cured by Laws of limitations or presumptions; and

(p) defects which would constitute a Title Defect under the terms of the Rockcliff PSA but for which Buyer does not deliver to Rockcliff Operating New Mexico, LLC a Title Defect Notice (as defined in the Rockcliff PSA) on or before the Title Claim Date (as defined in the Rockcliff PSA).

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(e).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in Section 2.1(d).

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller are entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.

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“Wells” shall have the meaning set forth in Section 2.1(c).

“Working Interest” shall mean, with respect to any Lease or Well (subject to any reservations, limitations or depth restrictions contained in the public records, including those described on Exhibit A or Exhibit B, and, for a Well, limited to any currently producing formations), the interest in and to such currently producing formations (for such Well) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such currently producing formations (for such Well), but without regard to the effect of any Burdens.

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